Exhibit 10.1

Citadel Broadcasting Company
Robert G. Freedline Executive Vice President & Chief Financial Officer Phone: (212) 355-5656 Email: Robert.Freedline@citcomm.com

August 29, 2006

Mr. Randy Taylor

2205 Loggerhead Rd

Las Vegas, NV 89117

Re:	Compensation and Terms of Employment:
Vice President, Finance – Principal Accounting Officer

Dear Randy:

This letter (“Agreement”) is intended to outline the compensation aspect of our agreement with you and some of the key terms of your employment with Citadel Broadcasting Company (“Company”). All other matters are covered in our standard Citadel Broadcasting Employee Handbook, a copy of which is enclosed herewith and incorporated by reference.

We have agreed to the following:

(a)	Commencing with the start of employment with the Company, you will be paid a semi-monthly salary of $ 10,000 (annual rate of $240,000). Such salary shall be subject to all payroll deductions or withholding authorized by you or required by federal, state, or local laws or regulations.

(b)	You shall be eligible for an annual cash bonus of up to 30% of your annual salary, the payment of which shall be based upon (i) your individual performance as evaluated by the Company’s CEO and CFO and (ii) the Company’s overall performance. The payment of such bonus, if any, is not guaranteed. Such bonus for the year ending December 31, 2006 shall be prorated based upon the date you commence employment with the Company through December 31, 2006. The payment of such 2006 bonus, if any, is not guaranteed.

(c)	The Company shall pay you a monthly bonus of $800 for a maximum of three (3) months to reimburse you for the “COBRA” medical expenses incurred by you during the 90 day waiting period for benefit eligibility under Citadel’s medical plan. You shall only be eligible to receive this payment for so long as you continue to remain employed with the Company and must provide written documentation verifying the required amount.

(d)	You shall be eligible to receive 10,000 restricted shares of Citadel Broadcasting Corporation Stock, which shall vest 1/3 per year over a three (3) year period and shall be subject to approval by ABC.

(e)	It is anticipated that you will start on Monday, September 25, 2006.

(f)

Citadel offers packages for health insurance, dental, vision, disability, a matching 401K program and some other benefits options, which may have waiting periods, employee contributions, and/or other restrictions and limitations. The company reserves the right to alter, amend or eliminate any such benefit, rule or regulation at any time. Please contact Susan Arville, Human Resources Director, to get all the

details. Her direct line is 704-804-8267. There are some restrictions regarding your initial eligibility for these benefits which Susan can explain to you.

(g)	You will have vacation, leave and other in accordance with Company policy, as shall from time to time be in effect as applied uniformly to employees in general, except that you shall earn vacation at the rate of three (3) weeks per year. See Employee Handbook for details.

(h)	It is understood and agreed that your employment with the Company shall be an employment “at will” and shall be subject to termination at any time with or without cause with or without notice at the option of either you or the Company.

(i)	In the event that your employment with the Company is terminated without cause, in exchange for a release in form acceptable to the Company, you shall receive twelve (12) weeks of your then annual base salary only. Such payments shall be made in a lump sum payment or in accordance with the Company’s regularly scheduled pay periods, which shall be determined at the Company’s sole option.

(j)	In the event that your previous employer fails to pay your 2006 bonus, then the Company agrees to pay you the additional amount of $45,000 (“Bonus Payment”) promptly after your commencement of employment with the Company and upon your providing written confirmation from your previous employer that your 2006 bonus was not paid. In the event that your employment with the Company is terminated for any reason whatsoever within one (1) year from when you commenced employment with the Company pursuant to this Agreement, then you agree to repay the Company the entire amount of this Bonus Payment from any remaining money or wages owed to you by the Company upon your termination of employment.

(k)	This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment. This Agreement supersedes any prior understandings, representations or agreements, whether oral or written, concerning the subject matter hereof.

We are very excited about your returning to our Company and look forward to working with you! Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memo.

ACCEPTED & AGREED TO:

By:	/s/ Randy L. Taylor

Date:	August 29, 2006

7201 West Lake Mead Blvd.—Suite 400—Las Vegas, NV 89128

(702) 804-5200—Fax (702) 804-5936